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                                                                                                                     Exhibit 99(iii)


                                                       NACCO Industries, Inc.
                                           Unaudited Consolidating Statement of Cash Flows
                                                For the Year Ended December 31, 1999
                                                            (In millions)

                                                                                                           NACCO         NACCO
                                                                  NMHG         NACoal      Housewares     and Other    Consolidated
                                                              -----------   -----------    -----------   ----------    -----------
Operating Activities
Net income                                                        $ 23.7        $ 16.5        $ 21.2       $ (8.3)        $ 53.1
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation, depletion and amortization                        54.1          31.9          17.6          0.4          104.0
    Deferred income taxes                                            2.3          (0.9)         (0.2)         2.1            3.3
    Minority interest expense                                       (1.0)          1.0             -          0.6            0.6
    Cumulative effect of accounting change                             -           1.2             -            -            1.2
    Other non-cash items                                             0.7           2.5          (1.0)        (5.1)          (2.9)
Working capital changes, excluding the effect of business
  acquisitions:
    Intercompany receivable/payable                                 (0.9)         (1.3)         (0.3)         2.5              -
    Accounts receivable                                             12.0           4.5         (28.1)         0.3          (11.3)
    Inventories                                                    (10.0)         (3.1)         (9.9)           -          (23.0)
    Other current assets                                            (9.7)         (0.3)         (2.7)         0.3          (12.4)
    Accounts payable and other liabilities                           8.2          (2.4)         12.7         (2.0)          16.5
                                                              -----------   -----------   -----------   ----------    -----------
Net cash provided by (used for) operating activities                79.4          49.6           9.3         (9.2)         129.1
                                                              -----------   -----------   -----------   ----------    -----------

Investing Activities
Expenditures for property, plant and equipment                     (46.2)        (12.7)        (16.5)        (0.1)         (75.5)
Proceeds from the sale of property, plant, and equipment            (0.1)          1.1             -            -            1.0
Acquisitions of businesses, net of cash acquired                   (62.4)            -             -            -          (62.4)
Investments in unconsolidated affiliates                             1.7         (17.6)            -            -          (15.9)
Acquisition of minority interest                                   (11.3)            -             -            -          (11.3)
Intercompany loans                                                   8.0          (5.2)            -         (2.8)             -
Other - net                                                          2.2           0.5             -            -            2.7
                                                              -----------   -----------   -----------   ----------    -----------
Net cash used for investing activities                            (108.1)        (33.9)        (16.5)        (2.9)        (161.4)
                                                              -----------   -----------   -----------   ----------    -----------

Financing Activities
Additions to long-term debt and revolving credit agreements         52.6          15.0          13.5            -           81.1
Additions to obligations of project mining subsidiaries                -          31.6             -            -           31.6
Reductions of obligations of project mining subsidiaries               -         (58.8)            -            -          (58.8)
Financing of other short-term obligations                          (17.2)            -             -            -          (17.2)
Cash dividends paid                                                    -          (8.4)         (8.1)         9.5           (7.0)
Capital grants                                                       2.6             -             -            -            2.6
Other-net                                                            1.4          (1.0)            -          2.6            3.0
                                                              -----------   -----------   -----------   ----------    -----------
Net cash provided by (used for) financing activities                39.4         (21.6)          5.4         12.1           35.3
                                                              -----------   -----------   -----------   ----------    -----------

Effect of exchange rate changes on cash                             (1.8)            -           0.3            -           (1.5)
                                                              -----------   -----------   -----------   ----------    -----------

Cash and Cash Equivalents
Increase (decrease) for the year                                     8.9          (5.9)         (1.5)           -            1.5
Balance at the beginning of the year                                22.2           8.1           4.4            -           34.7
                                                              -----------   -----------   -----------   ----------    -----------
Balance at the end of the year                                    $ 31.1         $ 2.2         $ 2.9          $ -         $ 36.2
                                                              ===========   ===========   ===========   ==========    ===========

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